Vor Biopharma Inc.

Non-Employee Director Compensation Policy

Effective: March 10, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Vor Biopharma Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Independent Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c. Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $20,000

b. Chair of the Compensation Committee: $15,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s Amended and Restated 2021 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of the Company’s common stock (the

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“Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: For each Eligible Director, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase the lesser of 68,000 shares of Common Stock and a number of shares of Common Stock with an aggregate grant date fair value equal to $700,000, as determined in accordance with Financial Accounting Standards Board ASC Topic 718 (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a 36 month period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director who was elected or appointed to the Board prior to the year in which such annual stockholder meeting occurs and who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase the lesser of 34,000 shares of Common Stock and a number of shares of Common Stock with an aggregate grant date fair value equal to $350,000, as determined in accordance with Financial Accounting Standards Board ASC Topic 718 (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the first anniversary of the date of grant; provided, that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control (as defined in the Plan).

Non-Employee Director Compensation Limit

As provided in the Plan and notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of stockholders for the next subsequent year (the “Annual Period”), including awards granted under the Plan and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,100,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. As provided in the Plan, this limitation will apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the effective date of the Plan.

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